Exhibit 99.1
FOR IMMEDIATE RELEASE

MediaAlpha Appoints Amy Yeh as Chief Technology Officer
LOS ANGELES, CA, June 30, 2025 (GLOBE NEWSWIRE) — MediaAlpha, Inc. (NYSE: MAX) ("MediaAlpha" or the "Company") the leading marketing technology platform powering real-time customer acquisition for the insurance industry, today announced the promotion of Amy Yeh to Chief Technology Officer (CTO), effective immediately. Amy’s promotion is part of a previously announced leadership transition whereby Eugene Nonko, MediaAlpha’s Co-founder and CTO, is taking on a new role while continuing to serve on the Company’s Board of Directors.
Amy joined MediaAlpha in 2015 and most recently served as SVP, Technology. Over the past decade, she has played a pivotal role in scaling the Company’s engineering organization and technology infrastructure while championing a strong culture rooted in transparency, collaboration, and excellence. Her leadership has been instrumental in driving product innovation, improving platform reliability, and enabling operational scale across MediaAlpha’s insurance marketplace.
As CTO, Amy will oversee all aspects of technology strategy and execution, with a continued focus on accelerating platform evolution, strengthening engineering practices, and empowering high-performing teams.
"Amy has been a force multiplier across every dimension of our engineering team," said Steve Yi, MediaAlpha Co-Founder and CEO. "She brings deep technical expertise, operational rigor, and a genuine passion for developing teams that thrive. We expect a seamless transition as Amy steps into the CTO role and continues advancing our technology platform with confidence and purpose."
Eugene Nonko, who co-founded MediaAlpha in 2011 and has served as its CTO since inception, will take on the newly created role of Chief Architect. In this capacity, he will focus on long-range technical vision, key architectural initiatives, and the Company’s innovation roadmap.
“I’m incredibly proud of the foundation we’ve built, both technically and culturally,” said Eugene. “In my next chapter at MediaAlpha, I’m excited to focus on long-term architecture and innovation and I have every confidence that, under Amy’s leadership, our technology teams will continue to deliver for our partners.”
“It’s a tremendous honor to step into the CTO role at MediaAlpha,” said Amy Yeh. “I’m deeply grateful for Eugene’s mentorship and the strong engineering foundation he’s built. My priority is to carry forward our culture of openness, technical excellence, and

Exhibit 99.1
continuous learning while delivering scalable solutions that move our business and clients forward.”

About MediaAlpha
We believe we are the insurance industry’s leading programmatic customer acquisition platform. With more than 1,200 active partners, excluding our agent partners, we connect insurance carriers with online shoppers and generated nearly 119 million Consumer Referrals in 2024. Our programmatic advertising technology powered $1.5 billion in spend for 2024 on brand, comparison, and metasearch sites across property & casualty insurance, health insurance, life insurance, and other industries. For more information, please visit www.mediaalpha.com.

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PR@mediaalpha.com

Investor Contact:
Investors@mediaalpha.com